Exhibit 5.1

October 1, 2012

Mattress Firm Holding Corp.

5815 Gulf Freeway

Houston, Texas 77023

Re:          Mattress Firm Holding Corp.

File No. 333-183997

Ladies and Gentlemen:

We have acted as counsel to Mattress Firm Holding Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-183997) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 5,435,684 shares of the common stock, $0.01 par value per share, of the Company (the “Shares”), which are being offered by certain stockholders of the Company (the “Selling Stockholders”), including 709,002 shares of such common stock that may be purchased at the option of Barclays Capital Inc. and UBS Securities LLC.  The Shares are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company, the Selling Stockholders, and Barclays Capital Inc. and UBS Securities LLC, as representatives to the underwriters named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal

Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP